                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[_]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          The Learning Company, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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


                                   SUPPLEMENT
                              DATED APRIL 16, 1999
                                       TO

                               ----------------

                                  MATTEL, INC.
                                      AND
                           THE LEARNING COMPANY, INC.
                        JOINT PROXY STATEMENT/PROSPECTUS

                               ----------------

  The following information supplements and should be read in conjunction with the joint proxy statement/prospectus dated March 26, 1999 of Mattel, Inc. and The Learning Company, Inc., previously furnished to stockholders of Mattel and Learning Company. This supplement contains information regarding certain recent developments relating to Mattel, selected historical financial data of Mattel and Learning Company as of and for the year ended December 31, 1998, and updated unaudited pro forma financial data of Mattel as of and for the years ended December 31, 1996, 1997 and 1998. The purpose of this supplement is to provide you with this additional information. To the extent information in this supplement differs from or conflicts with information contained in the joint proxy statement/prospectus, this supplement supersedes and replaces the information in the joint proxy statement/prospectus.

  This supplement is being furnished to record holders of Mattel common stock as of March 15, 1999, in connection with the solicitation of proxies by the board of directors of Mattel for use at a special meeting of stockholders of Mattel to be held on May 7, 1999 and at any and all adjournments or postponements of the Mattel special meeting, and record holders of Learning Company common stock as of March 15, 1999, in connection with the solicitation of proxies by the board of directors of Learning Company for use at the special meeting of stockholders of Learning Company to be held on May 7, 1999 and at any and all adjournments or postponements of the Learning Company special meeting. The Mattel and Learning Company special meetings are being held to consider and vote upon proposals to approve and adopt the Agreement and Plan of Merger, dated as of December 13, 1998, between Mattel and Learning Company under which Learning Company will be merged with and into Mattel, with Mattel being the surviving corporation.

  Please see the section entitled "Risk Factors" on page 19 of the joint proxy statement/prospectus for a discussion of risks associated with the merger.

  Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved the Mattel common stock to be issued in the merger or determined if this supplement to the joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  This supplement is dated April 16, 1999 and is expected to be first mailed to stockholders on April 17, 1999. This supplement should be read in conjunction with the joint proxy statement/prospectus dated March 26, 1999.

                              Recent Developments

  On April 15, 1999, Mattel reported a net loss of $17.9 million or $.07 per share for the quarter ended March 31, 1999, compared to net income of $12.7 million or $.04 per share in the first quarter of 1998. Net sales for the first quarter of 1999 were $692.1 million, down 2.0% from $705.2 million in the first quarter of 1998. Mattel's profitability was affected by the addition of Pleasant Company, due to the $.04 per share impact of goodwill amortization and interest costs related to the acquisition of that company. Increased sales, general and administrative expense levels were also a factor in the first quarter of 1999 and are being addressed through a business realignment and a restructuring described below. Mattel's gross margin was 45.8% for the first quarter of 1999, compared to 45.9% for the first quarter of 1998. On a comparable basis, excluding the impact of Pleasant Company, inventories were down by $31 million from the first quarter of 1998, and accounts receivable were down by $116 million.

  Mattel also announced that a planned realignment of its operations to reduce overhead and advertising costs would include the closure of certain of its facilities and a workforce reduction affecting over 3,000 positions, or more than 10% of Mattel's current employees. Based on such actions and the anticipated completion of the merger of Mattel and Learning Company, Mattel reported that it expects to incur a pre-tax charge of approximately $300 million to $350 million to be taken in the second quarter of 1999. Approximately $75 million of the one-time charge is expected to be related to merger transaction costs, approximately $90 million is expected to be related to merger integration costs, and $135 million to $185 million is expected to be related to Mattel restructuring costs. Mattel expects the combined actions to result in cost savings of approximately $50 million in 1999 and at least $400 million over the following three years. However, the amount of the expected cost savings are preliminary estimates and there can be no assurance that Mattel's actions will result in such cost savings. See "Risk Factors" on pages 19 to 23 of the joint proxy statement/prospectus.

  On April 15, 1999, Mattel also announced that it will spend an initial $50 million to launch an Internet venture, which is expected to result in the creation of a new subsidiary later this year, a portion of which may be offered to the public. Mattel expects that it will be able to offset a portion of its investment in the Internet venture with cost savings from the restructuring discussed above. Mattel's goal is to create a premier online destination and E-commerce site to better serve children and their families. Mattel's strategy to reach this goal is premised on attracting consumers to its sites by bringing together the branded proprietary content of both Mattel and Learning Company at one "Mattel.com" Web destination. After the merger with Learning Company, Mattel expects to have over 80 websites and a database of approximately 25 million consumers.

  Selected Historical and Selected Unaudited Pro Forma Combined Financial Data

  We are providing the following information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical and unaudited pro forma combined financial statements and related notes that are incorporated by reference or included in this supplement or the joint proxy statement/prospectus. See "Where You Can Find More Information" on page 110 of the joint proxy statement/prospectus or "Mattel Unaudited Pro Forma Condensed Combined Financial Statements" on page 6 of this supplement.

                       Selected Financial Data of Mattel

  Mattel's historical financial data for the annual periods presented below is derived from its audited consolidated financial statements previously filed with the Securities and Exchange Commission.

  Mattel merged with Tyco Toys, Inc. in March 1997. This acquisition was accounted for as a pooling of interests, which means that for accounting and financial reporting purposes, Mattel and Tyco Toys, Inc. treated their companies as if they had always been combined. Per share data also reflects the retroactive effect of stock splits distributed to Mattel common stockholders in January 1995 and March 1996.

  Mattel's net income applicable to common shares for the year ended December 31, 1997 includes a $4.6 million extraordinary charge related to the loss on early retirement of long-term debt in connection with Mattel's merger with Tyco Toys, Inc.

  Mattel's book value per common share represents Mattel's stockholders' equity, adjusted for the liquidation preference of Mattel Series C preferred stock, divided by the outstanding number of common shares.

                                           As of or For the Year Ended
                                   --------------------------------------------
                                     1994     1995     1996     1997     1998
                                   -------- -------- -------- -------- --------
                                       (In millions, except per share data)
Consolidated Statement of
 Operations Data:
Net sales........................  $3,971.2 $4,369.8 $4,535.3 $4,834.6 $4,781.9
Income from continuing operations
 applicable to common shares.....     217.8    331.3    364.8    279.3    324.3
Net income applicable to common
 shares..........................     217.8    331.3    364.8    274.7    324.3
Income per common share--basic:
  Income from continuing
   operations....................      0.74     1.13     1.26     0.96     1.11
  Net income.....................      0.74     1.13     1.26     0.95     1.11
Income per common share--diluted:
  Income from continuing
   operations....................      0.73     1.11     1.23     0.94     1.10
  Net income.....................      0.73     1.11     1.23     0.93     1.10
Dividends declared per common
 share...........................      0.15     0.19     0.24     0.27     0.31
Consolidated Balance Sheet Data:
Total assets.....................  $3,150.4 $3,341.4 $3,581.1 $3,803.8 $4,262.2
Long-term liabilities............     606.4    721.7    633.3    808.3  1,124.8
Stockholders' equity.............   1,385.8  1,551.7  1,805.9  1,822.1  1,820.2
Book value per common share......                                          6.02

                  Selected Financial Data of Learning Company

  Learning Company's historical financial data for the fiscal years 1995, 1996, 1997 and 1998 is derived from its audited consolidated financial statements previously filed with the Securities and Exchange Commission. Learning Company's historical financial data for the year ended December 31, 1994 is unaudited. That financial data was prepared from the previously separate audited financial statements of Learning Company and Broderbund Software, Inc. Learning Company acquired Broderbund Software, Inc. on August 31, 1998 and accounted for the acquisition as a pooling of interests, which means that for accounting and financial reporting purposes, Learning Company and Broderbund Software, Inc. treated their companies as if they had always been combined. As a result, Learning Company restated its financial statements for the year ended December 31, 1994 to include Learning Company's previously audited financial data for its fiscal year and Broderbund Software, Inc.'s previously audited financial data for its fiscal year ended August 31, 1994.

  Learning Company's book value per common share represents Learning Company's stockholders' equity, adjusted for the liquidation preference of Learning Company Series A preferred stock, divided by the outstanding number of common shares.

                                           As of or For the Year Ended
                                       ---------------------------------------
                                        1994    1995     1996    1997    1998
                                       ------ --------  ------  ------  ------
                                       (In millions, except per share data)
Consolidated Statement of Operations
 Data:
Net sales............................  $233.1 $  338.6  $529.5  $620.9  $839.3
Income (loss) from continuing
 operations applicable to common
 shares..............................    32.2    (35.1) (376.5) (494.9) (105.3)
Net income (loss) applicable to
 common shares.......................    32.2    (35.1) (376.5) (494.9) (105.3)
Income (loss) per common share--
 basic:
  Income (loss) from continuing
   operations........................    0.94    (0.86)  (6.56)  (7.48)  (1.28)
  Net income (loss) .................    0.94    (0.86)  (6.56)  (7.48)  (1.28)
Income (loss) per common share--
 diluted:
  Income (loss) from continuing
   operations........................    0.90    (0.86)  (6.56)  (7.48)  (1.28)
  Net income (loss) .................    0.90    (0.86)  (6.56)  (7.48)  (1.28)
Dividends declared per common share..     --       --      --      --      --
Consolidated Balance Sheet Data:
Total assets.........................  $179.1 $1,047.2  $969.9  $623.8  $820.8
Long-term liabilities................    16.8    550.5   574.9   377.6   292.6
Stockholders' equity.................   113.5    339.2   247.9    26.0   286.2
Book value per common share..........                                     1.47

              Selected Unaudited Pro Forma Combined Financial Data

  We have provided selected unaudited financial data of Mattel after giving effect to the merger, which is referred to as "pro forma" information. In presenting this selected unaudited pro forma combined financial data, we treated our companies as if they had always been combined for accounting and financial reporting purposes. This method is known as the "pooling of interests" method of accounting. We have prepared this information on a basis consistent with the unaudited pro forma condensed combined financial statements included in this supplement. You should be aware that this unaudited pro forma information is presented for illustrative purposes only and may not be indicative of the operating results or financial position that would have occurred or that will occur after the consummation of the merger.

  The unaudited pro forma combined income (loss) from continuing operations applicable to common shares excludes the following:

  . the positive effects of potential cost savings that the companies may achieve upon combining the resources of Mattel and Learning Company;

  . transaction costs of approximately $75 million to $85 million, including investment banking, legal and accounting fees and contractual incentive benefits; and

  . merger integration and Mattel restructuring costs to be recognized in the second quarter of 1999.

  In addition, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 sets forth the unaudited pro forma results of operations of Mattel, Learning Company, and Mindscape, Inc. as if the acquisition of Mindscape, Inc. by Learning Company, which occurred on March 5, 1998, had occurred on January 1, 1998.

  Unaudited pro forma combined income (loss) per share from continuing operations is based upon the combined historical weighted average number of common shares outstanding, after adjustment of Learning Company's historical number of shares, assuming an exchange ratio of 1.2.

  Unaudited pro forma dividends declared per common share are assumed to be the same as the historical cash dividend declarations of Mattel. Learning Company did not pay cash dividends on its common stock during the periods presented.

  Unaudited pro forma condensed combined stockholders' equity as of December 31, 1998 includes the impact of transaction costs related to the merger and tax benefits relating to Learning Company's net operating loss carryforwards and deductible temporary differences and excludes the impact of merger integration and Mattel restructuring costs to be recognized in the second quarter of 1999.

  We calculated the unaudited pro forma combined book value per common share by dividing the unaudited pro forma combined stockholders' equity, adjusted for the liquidation preference of Mattel Series C preferred stock, by the unaudited pro forma combined number of shares outstanding. We excluded the liquidation preference of Learning Company Series A preferred stock from the calculation because these shares will be converted into Learning Company common stock immediately prior to the merger.

                                                     As of or For the Year
                                                             Ended
                                                   ---------------------------
                                                     1996     1997      1998
                                                   -------- --------  --------
                                                    (In millions, except per
                                                          share data)
Consolidated Statement of Operations Data:
Net sales......................................... $5,064.8 $5,455.5  $5,630.3
Income (loss) from continuing operations
 applicable to common shares......................     14.6   (188.6)    150.2
Income (loss) per common share from continuing
 operations--basic................................     0.04    (0.51)     0.38
Income (loss) per common share from continuing
 operations--diluted..............................     0.04    (0.51)     0.36
Dividends declared per common share...............     0.24     0.27      0.31
Consolidated Balance Sheet Data:
Total assets...................................... $4,607.0 $4,512.9  $5,147.4
Long-term liabilities.............................  1,208.2  1,185.9   1,417.4
Stockholders' equity..............................  2,109.8  1,933.4   2,120.8
Book value per common share.......................                        4.88

                Learning Company Unaudited Pro Forma Equivalents

  The Learning Company pro forma equivalent income (loss) per common share from continuing operations, dividends declared per common share and book value per common share are computed by multiplying the unaudited pro forma amounts for the combined company by an assumed exchange ratio of 1.2.

                                                            As of or For the
                                                               Year Ended
                                                           -------------------
                                                           1996   1997   1998
                                                           ----- ------  -----
Unaudited Pro Forma Equivalents:
Income (loss) per common share from continuing
 operations--basic........................................ $0.05 $(0.61) $0.45
Income (loss) per common share from continuing
 operations--diluted......................................  0.05  (0.61)  0.43
Dividends declared per common share.......................  0.29   0.32   0.37
Book value per common share...............................                5.86

                                     MATTEL

                     Unaudited Pro Forma Condensed Combined
                              Financial Statements

  We have provided unaudited condensed combined financial statements of Mattel after giving effect to the merger, which are referred to as "pro forma" information. In presenting these unaudited pro forma condensed combined financial statements, we treated our companies as if they had always been combined for accounting and financial reporting purposes. This method is known as the "pooling of interests" method of accounting. You should be aware that these unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and may not be indicative of the operating results or financial position that would have occurred or that will occur after the consummation of the merger.

  We have provided an unaudited pro forma condensed combined balance sheet as of December 31, 1998 that includes the impact of transaction costs related to the merger and tax benefits relating to Learning Company's net operating loss carryforwards and deductible temporary differences. The impact of merger integration and Mattel restructuring costs to be recognized in the second quarter of 1999 are not included in this balance sheet.

  We have also provided unaudited pro forma condensed combined statements of operations for the years ended December 31, 1996, 1997, and 1998 assuming the merger had occurred as of January 1, 1996. The unaudited pro forma condensed combined statements of operations for all periods presented exclude the positive effects of potential cost savings that the companies may achieve upon combining the resources of Mattel and Learning Company, transaction costs of approximately $75 to $85 million, including investment banking, legal and accounting fees and contractual incentive benefits, and merger integration and Mattel restructuring costs to be recognized in the second quarter of 1999.

  On March 5, 1998, Learning Company purchased Mindscape, Inc. Since the acquisition of Mindscape, Inc. is material to Learning Company's results of operations, we have included the preacquisition results of Mindscape, Inc. in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 as if the acquisition had occurred on January 1, 1998.

  Subsequent to the acquisition of Mindscape, Inc., in a letter dated September 9, 1998 to the American Institute of Certified Public Accountants, the Chief Accountant of the Securities and Exchange Commission reiterated the views of the staff of the Securities and Exchange Commission on certain appraisal practices employed in the determination of the fair value of in-process technology and other intangible assets. Learning Company had discussions in March 1999 with the staff concerning the application of the methodology to the valuation of the incomplete technology and other intangible assets as detailed in the September 9, 1998 letter from the Chief Accountant of the Securities and Exchange Commission, and as a result of these discussions, Learning Company implemented the methodology. Learning Company restated its previously issued results to reflect the discussions with the staff and to apply the appropriate guidance and policies. The purchase price of Mindscape, Inc. has been allocated by Learning Company based upon the application of the recent guidance and, accordingly, Learning Company filed amended Quarterly Reports on Form 10-Q/A for the first three quarters of 1998 restating the financial statements contained therein. After applying the appropriate guidance and policy, the allocation of the Mindscape, Inc. purchase price was changed for in-process technology from $103 million to $40 million; for complete and core technology from $13 million to $22 million; and for brands and trade names from $30 million to $38 million, resulting in a change to goodwill from $10 million to $56 million.

  The condensed historical statements of operations of Mattel are derived from its audited consolidated financial statements previously filed with the Securities and Exchange Commission in Mattel's 1998 Annual Report on Form 10-K.

  The condensed historical statements of operations of Learning Company are derived from its audited consolidated financial statements previously filed with the Securities and Exchange Commission in Learning Company's 1998 Annual Report on Form 10-K.

                                     MATTEL

              Unaudited Pro Forma Condensed Combined Balance Sheet
                            as of December 31, 1998

                                            Historical          Pro Forma
                                         ----------------- --------------------
                                                  Learning
                                          Mattel  Company  Adjustments Combined
                                         -------- -------- ----------- --------
                                                     (In millions)
                 ASSETS
                 ------
Current Assets:
  Cash, cash equivalents and marketable
   securities........................... $  212.5  $256.8     $ --     $  469.3
  Accounts receivable, net..............    983.0   167.0       --      1,150.0
  Inventories...........................    584.4    59.9       --        644.3
  Prepaid expenses and other current
   assets...............................    277.9    56.5       --        334.4
                                         --------  ------     -----    --------
    Total current assets................  2,057.8   540.2       --      2,598.0
                                         --------  ------     -----    --------
Property, plant and equipment, net......    736.5    26.7       --        763.2
Other noncurrent assets.................  1,467.9   253.9      64.4(a)  1,786.2
                                         --------  ------     -----    --------
    Total Assets........................ $4,262.2  $820.8     $64.4    $5,147.4
                                         ========  ======     =====    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
Current Liabilities:
  Short-term borrowings and current
   portion of long-term liabilities..... $  167.5  $ 75.1     $ --     $  242.6
  Accounts payable, accrued liabilities
   and income taxes payable.............  1,149.7   166.9      50.0(b)  1,366.6
                                         --------  ------     -----    --------
    Total current liabilities...........  1,317.2   242.0      50.0     1,609.2
                                         --------  ------     -----    --------
Long-term debt..........................    983.5   191.2       --      1,174.7
Other long-term liabilities.............    141.3   101.4       --        242.7
                                         --------  ------     -----    --------
    Total long-term liabilities.........  1,124.8   292.6       --      1,417.4
                                         --------  ------     -----    --------
Stockholders' equity....................  1,820.2   286.2      14.4(c)  2,120.8
                                         --------  ------     -----    --------
    Total Liabilities and Stockholders'
     Equity............................. $4,262.2  $820.8     $64.4    $5,147.4
                                         ========  ======     =====    ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                     MATTEL

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1998

                                      Historical                   Pro Forma
                          ----------------------------------- ---------------------
                                   Learning
                           Mattel  Company      Mindscape     Adjustments  Combined
                          -------- --------  ---------------- -----------  --------
                                             (Preacquisition)
                                   (In millions, except per share data)
Net Sales...............  $4,781.9 $ 839.3        $  9.1        $  --      $5,630.3
  Cost of sales.........   2,418.9   289.0           9.8           --       2,717.7
                          -------- -------        ------        ------     --------
Gross Profit............   2,363.0   550.3          (0.7)          --       2,912.6
  Advertising and
   promotion expenses...     813.3   104.4          12.5           --         930.2
  Other selling and
   administrative
   expenses.............     882.1   262.6          11.8           --       1,156.5
  Amortization of
   intangibles..........      41.9    88.2           2.6           2.6(d)     135.3
  Charge for incomplete
   technology...........       --     56.8           --            --          56.8
  Restructuring and
   other charges........       --    113.3          16.6           --         129.9
  Special charge........      44.0     --            --            --          44.0
  Interest expense......     110.8    17.6           --            --         128.4
  Other expense
   (income), net........       5.8   (18.8)          --            --         (13.0)
                          -------- -------        ------        ------     --------
Income (Loss) from
 Continuing Operations
 Before Income Taxes....     465.1   (73.8)        (44.2)         (2.6)       344.5
  Provision for income
   taxes................     132.8    31.5           1.1          20.9(e)     186.3
                          -------- -------        ------        ------     --------
Income (Loss) from
 Continuing Operations..     332.3  (105.3)        (45.3)        (23.5)       158.2
  Preferred stock
   dividend
   requirements.........       8.0     --            --            --           8.0
                          -------- -------        ------        ------     --------
Income (Loss) from
 Continuing Operations
 Applicable to Common
 Shares.................  $  324.3 $(105.3)       $(45.3)       $(23.5)    $  150.2
                          ======== =======        ======        ======     ========
Basic Income (Loss) Per
 Common Share(f):
Income (Loss) Per Share
 from Continuing
 Operations.............  $   1.11 $ (1.28)                                $   0.38
                          ======== =======                                 ========
Average Number of Common
 Shares.................     291.5    82.3                                    397.0
                          ======== =======                                 ========
Diluted Income (Loss)
 Per Common Share(f):
Income (Loss) Per Share
 from Continuing
 Operations.............  $   1.10 $ (1.28)                                $   0.36
                          ======== =======                                 ========
Average Number of Common
 and Common Equivalent
 Shares.................     303.2    82.3                                    436.3
                          ======== =======                                 ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                     MATTEL

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1997

                                          Historical           Pro Forma
                                       -----------------  ----------------------
                                                Learning
                                        Mattel  Company   Adjustments   Combined
                                       -------- --------  -----------   --------
                                        (In millions, except per share data)
Net Sales............................. $4,834.6 $ 620.9     $  --       $5,455.5
  Cost of sales.......................  2,434.6   201.3        --        2,635.9
                                       -------- -------     ------      --------
Gross Profit..........................  2,400.0   419.6        --        2,819.6
  Advertising and promotion expenses..    779.1    67.3        --          846.4
  Other selling and administrative
   expenses...........................    797.0   216.1        --        1,013.1
  Amortization of intangibles.........     32.2   455.0        --          487.2
  Charge for incomplete technology....      --     20.3        --           20.3
  Restructuring and other charges.....    275.0    68.6        --          343.6
  Interest expense....................     90.1    22.5        --          112.6
  Other expense (income), net.........      1.5    (6.3)       --           (4.8)
                                       -------- -------     ------      --------
Income (Loss) from Continuing
 Operations Before Extraordinary Item
 and Income Taxes.....................    425.1  (423.9)       --            1.2
  Provision (benefit) for income
   taxes..............................    135.3    71.0      (27.0)(e)     179.3
                                       -------- -------     ------      --------
Income (Loss) from Continuing
 Operations Before Extraordinary
 Item.................................    289.8  (494.9)      27.0        (178.1)
  Preferred stock dividend
   requirements.......................     10.5     --         --           10.5
                                       -------- -------     ------      --------
Income (Loss) from Continuing
 Operations Before Extraordinary Item
 Applicable to Common Shares.......... $  279.3 $(494.9)    $ 27.0      $ (188.6)
                                       ======== =======     ======      ========
Basic Income (Loss) Per Common
 Share(f):
Income (Loss) Per Share from
 Continuing Operations Before
 Extraordinary Item................... $   0.96 $ (7.48)                $  (0.51)
                                       ======== =======                 ========
Average Number of Common Shares.......    290.5    66.2                    369.9
                                       ======== =======                 ========
Diluted Income (Loss) Per Common
 Share(f):
Income (Loss) Per Share from
 Continuing Operations Before
 Extraordinary Item................... $   0.94 $ (7.48)                $  (0.51)
                                       ======== =======                 ========
Average Number of Common and Common
 Equivalent Shares....................    295.7    66.2                    369.9
                                       ======== =======                 ========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                     MATTEL

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1996

                                      Historical            Pro Forma
                                   ------------------  ----------------------
                                             Learning
                                    Mattel   Company   Adjustments   Combined
                                   --------  --------  -----------   --------
                                    (In millions, except per share data)
Net Sales......................... $4,535.3  $ 529.5     $  --       $5,064.8
  Cost of sales...................  2,315.5    159.2        --        2,474.7
                                   --------  -------     ------      --------
Gross Profit......................  2,219.8    370.3        --        2,590.1
  Advertising and promotion
   expenses.......................    778.9     35.1        --          814.0
  Other selling and administrative
   expenses.......................    772.3    162.2        --          934.5
  Amortization of intangibles.....     32.5    434.5        --          467.0
  Charge for incomplete
   technology.....................      --      56.7        --           56.7
  Restructuring and other
   charges........................      --      12.3        --           12.3
  Interest expense................    100.2     26.7        --          126.9
  Other (income), net.............     (0.9)    (9.3)       --          (10.2)
                                   --------  -------     ------      --------
Income (Loss) from Continuing
 Operations Before Income Taxes...    536.8   (347.9)       --          188.9
  Provision (benefit) for income
   taxes..........................    164.6     28.6      (26.3)(e)     166.9
                                   --------  -------     ------      --------
Income (Loss) from Continuing
 Operations.......................    372.2   (376.5)      26.3          22.0
  Preferred stock dividend
   requirements...................      7.4      --         --            7.4
                                   --------  -------     ------      --------
Income (Loss) from Continuing
 Operations Applicable to Common
 Shares........................... $  364.8  $(376.5)    $ 26.3      $   14.6
                                   ========  =======     ======      ========
Basic Income (Loss) Per Common
 Share(f):
Income (Loss) Per Share from
 Continuing Operations............ $   1.26  $ (6.56)                $   0.04
                                   ========  =======                 ========
Average Number of Common Shares...    290.4     57.4                    359.2
                                   ========  =======                 ========
Diluted Income (Loss) Per Common
 Share(f):
Income (Loss) Per Share from
 Continuing Operations............ $   1.23  $ (6.56)                $   0.04
                                   ========  =======                 ========
Average Number of Common and
 Common Equivalent Shares.........    303.1     57.4                    368.2
                                   ========  =======                 ========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                     MATTEL
                Notes to Unaudited Pro Forma Condensed Combined
                              Financial Statements

1. Basis of Presentation

  The unaudited pro forma condensed combined financial statements assume a business combination between Mattel and Learning Company accounted for using the pooling of interests method and are based upon the respective historical financial statements and the accompanying notes of Mattel and Learning Company, as well as the historical financial statements of Mindscape, Inc.

  According to the merger agreement, each share of Learning Company common stock will be exchanged for not less than 1.0 or more than 1.2 shares of Mattel common stock. Subject to the minimum and maximum, the exact exchange ratio of shares of Mattel common stock received for shares of Learning Company common stock will be determined by dividing $33.00 by the average of the closing prices of Mattel common stock on the New York Stock Exchange for the random trading days. Learning Company Series A preferred stock will be converted into the right to receive a number of shares of Mattel common stock equal to the exchange ratio multiplied by 20, which is the rate at which Learning Company Series A preferred stock is convertible into Learning Company common stock.

  Because the transaction has not been completed, the costs of the merger can only be estimated at this time. The unaudited pro forma condensed combined statements of operations for all periods presented exclude the positive effects of potential cost savings that the companies may achieve upon combining the resources of Mattel and Learning Company, transaction costs of approximately $75 to $85 million, including investment banking, legal and accounting fees and contractual incentive benefits, and merger integration and Mattel restructuring costs to be recognized in the second quarter of 1999.

  The unaudited pro forma condensed combined balance sheet as of December 31, 1998 includes the impact of all transactions, whether of a recurring or nonrecurring nature, that can be reasonably estimated and should be reflected as of that date. The impact of merger integration and Mattel restructuring costs to be recognized in the second quarter of 1999 are not included in this balance sheet.

  Certain historical Learning Company and Mindscape, Inc. results have been reclassified to conform with Mattel's basis of presentation.

2. Pro Forma Adjustments

  Intercompany Transactions--There were no material intercompany transactions that required elimination from the unaudited pro forma condensed combined statements of operations or balance sheet.

 Balance Sheet

  (a) Other Noncurrent Assets--The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the recognition of the estimated tax benefits related to Learning Company's net operating loss carryforwards and deductible temporary differences under the combined company's income tax position.

  (b) Accounts Payable, Accrued Liabilities, and Income Taxes Payable--The pro forma adjustment in the amount of $50 million, net of taxes, reflects accruals in connection with the estimated transaction costs of $75 million related to the merger. These costs are not considered in the unaudited pro forma condensed combined statements of operations. These estimated transaction costs will be charged against the results of operations during the quarter in which the merger becomes effective.

                                     MATTEL
                Notes to Unaudited Pro Forma Condensed Combined
                        Financial Statements (Continued)

  (c) Stockholders' Equity--Stockholders' equity has been adjusted to reflect the following:

  --Common stock accounts are adjusted for the assumed issuance of approximately 122.7 million shares of Mattel common stock in exchange for approximately 87.3 million shares of Learning Company common stock, and
  0.8 million shares of Learning Company Series A preferred stock, which is convertible into 15.0 million shares of Learning Company common stock as of December 31, 1998, assuming an exchange ratio of 1.2. The number of shares of Mattel common stock to be issued at the effective time of the merger will be based upon the actual number of shares of Learning Company common stock and Learning Company Series A preferred stock outstanding at that time and the actual exchange ratio.

  --Additional paid-in capital is adjusted for the effects of issuance of shares of Mattel common stock having a $1.00 par value per share in exchange for Learning Company Series A preferred stock and Learning Company common stock, each having a $0.01 par value per share, and the recognition of the tax benefits related to the exercise of Learning Company non-qualified stock options due to utilization of Learning Company's net operating losses in the unaudited pro forma condensed combined statements of operations.

  --Retained earnings is adjusted for the effects of:

     (1) accrual for the minimum of the estimated range for transaction costs related to the merger;

     (2) compensation expense related to the Learning Company restricted common stock; and

     (3) recognition of estimated tax benefits from the assessment of income tax valuation allowances under the combined company's expected income tax position.

 Statement of Operations

  (d) Amortization of Intangibles--In connection with its acquisition of Mindscape, Inc., Learning Company recorded goodwill and other intangible assets, which reflected the allocation of the purchase price paid to brand and trade names and complete technology. The pro forma adjustment reflects the amortization of the identifiable intangible assets acquired and goodwill over their estimated useful lives on a straight-line basis. The estimated useful lives of brand and trade names, completed technology and products, and goodwill are 10, 2 and 10 years, respectively.

  (e) Provision (Benefit) for Income Taxes--The unaudited pro forma adjustment reflects the reduction of valuation allowances established in Learning Company's historical financial statements resulting in the recognition of estimated benefits of net operating losses incurred by Learning Company in the unaudited pro forma condensed combined financial statements due to the combined company's expected income tax position.

  (f) Income (Loss) per Common Share--Historical and unaudited pro forma per share data of Mattel and Learning Company include the retroactive effects of the March 1997 merger of Tyco Toys, Inc. into Mattel, and the August 1998 merger of Broderbund Software, Inc. into Learning Company, each accounted for as a pooling of interests. Unaudited pro forma weighted average common shares outstanding for all periods presented are based upon Mattel's and Learning Company's combined historical weighted average shares, adjusted for dilutive common stock equivalents, as appropriate, and after adjustment of Learning Company's historical number of shares assuming an exchange ratio of 1.2.

                 CAPITALIZATION OF MATTEL AND LEARNING COMPANY

  The following unaudited table sets forth the capitalization of Mattel and Learning Company as of December 31, 1998, and as adjusted to give effect to the merger and related transactions. See "The Merger Agreement" on page 71 of the joint proxy statement/prospectus.

                                             As of December 31, 1998
                                     -----------------------------------------
                                         Historical           Pro Forma(a)
                                     -------------------  --------------------
                                               Learning
                                      Mattel    Company   Adjustments Combined
                                     --------  ---------  ----------- --------
                                                  (In millions)
Short-term debt, including current
 maturities......................... $  167.5  $    75.1    $  --     $  242.6
                                     --------  ---------    ------    --------
Long-term debt, net of current
 maturities:
  6 3/4% senior notes, due 2000.....    100.0        --        --        100.0
  5 1/2% senior convertible notes,
   due 2000.........................      --       191.2       --        191.2
  6% senior notes, due 2003.........    150.0        --        --        150.0
  6 1/8% senior notes, due 2005.....    150.0        --        --        150.0
  Medium-Term notes.................    540.5        --        --        540.5
  Mortgage note.....................     43.0        --        --         43.0
                                     --------  ---------    ------    --------
    Total long-term debt............    983.5      191.2       --      1,174.7
                                     --------  ---------    ------    --------
Stockholders' equity:
  Mattel Series C preferred stock...      0.8        --        --          0.8
  Mattel special voting preferred
   stock(b).........................      --         --        --          --
  Learning Company Series A
   preferred stock(c)(d)............      --         --        --          --
  Mattel common stock(d)............    300.4        --      122.7       423.1
  Learning Company common stock(d)..      --         0.8      (0.8)        --
  Learning Company special voting
   stock(b).........................      --         --        --          --
  Additional paid-in capital(e).....    482.6    1,428.4     (83.6)    1,827.4
  Treasury stock....................   (495.3)       --        --       (495.3)
  Retained earnings (accumulated
   deficit)(f)......................  1,724.6   (1,138.1)    (23.9)      562.6
  Accumulated other comprehensive
   loss.............................   (192.9)      (4.9)      --       (197.8)
                                     --------  ---------    ------    --------
    Total stockholders' equity......  1,820.2      286.2      14.4     2,120.8
                                     --------  ---------    ------    --------
Total capitalization................ $2,971.2  $   552.5    $ 14.4    $3,538.1
                                     ========  =========    ======    ========

--------
(a) The pro forma adjustments and resulting combined amounts reflect the actions to be taken at the effective time of the merger to (1) convert all issued and outstanding shares of Learning Company common stock into shares of Mattel common stock; and (2) convert all issued and outstanding shares of Learning Company Series A preferred stock into shares of Mattel common stock.

(b) One share of Mattel special voting preferred stock, $1.00 par value, will be issued in exchange for one share of Learning Company special voting stock, $1.00 par value, at the effective time of the merger. The share of Learning Company special voting stock has a number of votes equal to the number of outstanding exchangeable shares. The exchangeable shares are exchangeable at the option of the holders on a one-for-one basis for approximately 5.2 million shares of Learning Company common stock, as of December 31, 1998, without additional payment. As a result of the merger, the number of shares of Mattel common stock to be obtained upon exchange will be approximately 6.2 million shares, assuming an exchange ratio of 1.2.

(c) The aggregate par value of Learning Company Series A preferred stock outstanding is immaterial in terms of data rounded to tenths of millions of dollars.

(d) The approximate number of shares of Mattel common stock assumed exchanged in the merger was based upon 87.3 million shares of Learning Company common stock and 0.8 million shares of Learning Company Series A preferred stock, which is convertible into approximately 15.0 million shares of Learning Company common stock, that were issued and outstanding as of December 31, 1998.

(e) Additional paid-in capital is adjusted for the effects of issuance of Mattel common stock having a $1.00 par value per share in exchange for Learning Company common stock and Learning Company Series A preferred stock, each having a $0.01 par value per share, and the recognition of income tax benefits related to the exercise of Learning Company non-qualified stock options due to the utilization of Learning Company's net operating losses in the unaudited pro forma condensed combined statements of operations.

(f) The net decrease in retained earnings principally relates to the pro forma accrual for estimated costs and expenses directly related to the transaction, partially offset by recognition of income tax benefits of losses incurred by Learning Company that have been adjusted subject to the combined company's expected income tax position. See Note 1--Basis of Presentation to the Unaudited Pro Forma Condensed Combined Financial Statements.